                                                                 EXHIBIT (4) (e)


Filed with Post-Effective Amendment No. 8 to this Registration Statement on Form N-4 on April 24, 1989.

                              (LOGO APPEARS HERE)

                      METROPOLITAN LIFE INSURANCE COMPANY
               A Mutual Company Incorporated in New York State
                 One Madison Avenue--New York, New York 10010

________________________________________________________________________________
Contractholder
           Trustee of the Metropolitan Group Annuity Contracts Trust
________________________________________________________________________________
Group Annuity Contract No.                                       Issue Date
          8648-9                                                 May 1, 1987

________________________________________________________________________________

NOTICE: ANY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT THAT ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE AND SPECIFIC DOLLAR AMOUNTS ARE NOT GUARANTEED. THE DOLLAR AMOUNTS OF SUCH PAYMENTS AND VALUES WILL INCREASE OR DECREASE, AS SET OUT IN THIS CONTRACT, DEPENDING UPON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

In Consideration of payments Metropolitan receives under this Contract,

                      Metropolitan Life Insurance Company
                               ("Metropolitan")

Agrees to make payments, and to pay annuities bought, under this Contract, in accordance with and subject to its terms.

Therefore, the Contractholder and Metropolitan execute this Contract in duplicate to take effect as of the Issue Date.

                                       Metropolitan Life Insurance Company

The Bank of New York, Trustee           /s/John J. Creedon
----------------------------------
Signature                                  John J. Creedon
                                           President and Chief Executive Officer

__________________________________      /s/Richard M. Blackwell
Title
                                           Richard M. Blackwell
                                           Vice-President and Secretary

__________________________________     _________________________________________
Witness                                Registrar

__________________________________     _________________________________________
Date                                   Date

__________________________________     _________________________________________
City and State                         City and State


     ALTHOUGH THE FIXED INTEREST ACCOUNT PORTION OF THIS CONTRACT IS PARTICIPATING, METROPOLITAN DOES NOT ANTICIPATE THAT THIS CONTRACT WILL BE ENTITLED TO ANY DIVIDEND. SEE SECTION A13.1.

IRC Section 408 Group Annuities                                       Jun 8 1988
Separate Account E                                                Group Pensions
Nonparticipating Annuities                                   Actuarial-Contracts

Form G.2444G                                                            SPECIMEN

                                   CONTENTS


                      SECTION A - Fixed Interest Account

Section                                                                                 Page
-------                                                                                 ----
   Al.          Introduction...........................................................   2

   A2.          Payments to Metropolitan...............................................   3

   A3.          Maintenance of the Fixed Interest Account..............................   4

   A4.          Interest Credited to the Fixed Interest Account........................   4

   A5.          Participant-Owners' Fixed Interest Account Balances....................   4

   A6.          Withdrawals from Participant-Owners' Fixed Interest
                       Account Balances................................................   5

   A7.          Withdrawals from the Fixed Interest Account
                       to pay Administrative Charges...................................   6

   A8.          Withdrawals from the Fixed Interest Account
                       to Purchase Annuities for Participant-Owners....................   6

   A9.          Withdrawals from the Fixed Interest Account
                       to make Transfers to the Separate Account
                       or Payments to Participant-Owners or to
                       Other Funding Vehicles..........................................   7

   A10.         Withdrawals from the Fixed Interest Account
                       after a Participant-Owner Dies..................................   8

   A11.         Fixed Interest Account Early Withdrawal Charges........................   9

   A12.         Annuity Purchases......................................................  11

   A13.         General Provisions.....................................................  13

   A14.         Annuity Purchase Rates.................................................  16

                         Section B - Separate Account

Section                                                                                 Page
-------
 B1.            Introduction...........................................................  20

 B2.            Payments to Metropolitan...............................................  22

 B3.            Maintenance of the Separate Account....................................  23

 B4.            Valuation of Assets in Investment Divisions............................  24

 B5.            Metropolitan's Right to Make Changes...................................  24

 B6.            Participant-Owners' Separate Account Balances..........................  25

 B7.            Withdrawals from Investment Divisions..................................  25

 B8.            Withdrawals from the Separate Account to pay
                       Administrative Charges..........................................  26

 B9.            Withdrawals from the Separate Account
                       to Purchase Annuities for
                       Participant-Owners..............................................  27

 B10.           Withdrawals from the Investment Divisions to make
                       Transfers to the Fixed Interest Account or
                       to Other Investment Divisions or Payments
                       to Participant-Owners or to Other
                       Funding Vehicles................................................  27

 B11.           Withdrawals from the Separate Account after
                       a Participant-Owner Dies........................................  28

 B12.           Annuity Purchases......................................................  28

 B13.           General Provisions.....................................................  31

 B14.           Annuity Purchase Rates.................................................  34

                      Section A.  Fixed Interest Account

Section A1. Introduction

     A1.1 "Account Balance" means the entire amount held at any particular time by Metropolitan under this Contract on account of a Participant-Owner. "Fixed Interest Account Balance" means the amount held at any particular time by Metropolitan in the Fixed Interest Account on account of a Participant-Owner.

     A1.2 "Annuitant" means a person upon whose life an annuity has been purchased under this Contract.

     A1.3 "Designated Office" means Metropolitan's Home Office at One Madison Avenue, New York, New York 10010 or such other location or locations as Metropolitan may designate in place of its Home Office.

     A1.4 "Fixed Interest Account" means the account Metropolitan will establish under this Contract and to which it will add the payments it receives that are allocated to the Fixed Interest Account. The Fixed Interest Account is part of Metropolitan's general account.

     A1.5 "Organization" means any employer, labor union, association or other entity that has arranged with Metropolitan to utilize this Contract for employees, members or other persons.

     Al.6 "Participant-Owner" means any person for whom an Organization has arranged to utilize this Contract and with respect to whom Metropolitan has accepted a payment under this Contract. Payments to Metropolitan under this Contract shall be limited to rollover contributions into an individual retirement annuity permitted pursuant to Section 402(a) (5), 402(a)(7), 403(a)(4), 403(b)(8) and
            408(d)(3) of the Internal Revenue Code of 1986 as from time to time amended ("the Code") or annual contributions not in excess of $2,000 to an individual retirement annuity permitted pursuant to Section 408 of the Code. All payments under this Contract shall be made in cash. Metropolitan has the right at any time on or after the fifth anniversary of the Issue Date to refuse to allow additional persons to become Participant-Owners. A person will cease to be a Participant-Owner at such time as Metropolitan is no longer holding any Account Balance on account of such person.

     Al.7 The meanings of an "Accumulation Unit", a "Valuation Period", the "Separate Account", and the "Investment Divisions" of the Separate Account are given in Section B1 of this Contract. These terms have the same meaning when used in this Section A.

Form G.2444G-2                        (2)
                                (April 14,1989)

Section A2. Payments to Metropolitan

     A2.1 Metropolitan will accept under this Contract for addition to the Fixed Interest Account each amount allocated to the Fixed Interest Account pursuant to Section A2.2 that may be contributed or transferred to this Contract pursuant to Section A1.6.

            Payments to Metropolitan under this Contract are subject to the following conditions

            (a) Metropolitan has the right to refuse to accept any payment smaller than $25 or any amounts that total more than $50,000 during any calendar month on account of a Participant-Owner. Metropolitan reserves the right to change this $25 minimum upon 90 days notice to the Participant-Owner.

            (b) Metropolitan has the right to refuse to accept any further payments on account of a Participant-Owner and to make payment to the Participant-Owner as if the Participant-Owner had requested a withdrawal of his or her entire Account Balance, if
                (i) more than four years have elapsed since the date Metropolitan received the last amount on account of such Participant-Owner, and (ii) such Participant-Owner's entire Account Balance is smaller than $800.

            (c) Metropolitan has the right to refuse to accept any payments on account of a person unless the initial payment is received by Metropolitan with the enrollment form for such person.

     A2.2 The Participant-Owner will direct Metropolitan whether payments accepted under this Contract on the Participant-Owner's account are to be added to the Fixed Interest Account. The direction will specify whether all, none, or a part (which must be given as a whole percentage) of such payments are to be added to the Fixed Interest Account. The Participant-Owner may change his or her allocation direction as to future payments by notice to Metropolitan. Such change will take effect when the notice is received by Metropolitan or, if later, on the date specified in the notice if such date is no more than 30 days after Metropolitan's receipt of the notice.

Form G.2444G                         (3)

                         Section B - Separate Account

Section                                                                                 Page
-------
 B1.            Introduction...........................................................  20

 B2.            Payments to Metropolitan...............................................  22

 B3.            Maintenance of the Separate Account....................................  23

 B4.            Valuation of Assets in Investment Divisions............................  24

 B5.            Metropolitan's Right to Make Changes...................................  24

 B6.            Participant-Owners' Separate Account  Balances.........................  25

 B7.            Withdrawals from Investment Divisions..................................  25

 B8.            Withdrawals from the Separate Account to pay
                       Administrative Charges..........................................  26

 B9.            Withdrawals from the Separate Account to Purchase Annuities for
                       Participant-Owners..............................................  27

 B10.           Withdrawals from the Investment Divisions to make
                       Transfers to the Fixed Interest Account or
                       to Other Investment Divisions or Payments
                       to Participant-Owners or to Other
                       Funding Vehicles................................................  27

 B11.           Withdrawals from the Separate Account after
                       a Participant-Owner Dies........................................  28

 B12.           Annuity Purchases......................................................  28

 B13.           General Provisions.....................................................  31

 B14.           Annuity Purchase Rates.................................................  34

Section A3. Maintenance of the Fixed Interest Account

     A3.1 Metropolitan will establish a subpart in the Fixed Interest Account as of the Issue Date and periodically thereafter. The subpart established as of the Issue Date will be designated subpart 1 and the subparts established thereafter will be numbered consecutively.

     A3.2 Before the establishment of each subpart Metropolitan will specify the Maturity Date of such subpart. The Maturity Date will be December 31st of the first, second, third or fourth calendar year, whichever Metropolitan specifies, following the calendar year as of which the subpart is established.

     A3.3 Each amount to be added to the Fixed Interest Account will be added to the most recently established subpart as of the date that the amount is accepted by Metropolitan or transferred to the Fixed Interest Account.

     A3.4 Except as the Participant-Owner may otherwise direct pursuant to Section A8 or A9, on the day after the Maturity Date of a subpart in which a portion of the Participant-Owner's Fixed Interest Account Balance is maintained, Metropolitan will automatically transfer such portion of the Participant-Owner's Fixed Interest Account Balance to the most recently established subpart.


Section A4. Interest Credited to the Fixed Interest Account

     A4.1 Metropolitan will credit interest on amounts while in a subpart at a daily compound rate for the period from the date of addition to the subpart up to, but not including, the date of withdrawal from such subpart.

     A4.2 Before the establishment of each subpart Metropolitan will determine the rate of interest that it will credit on amounts while in such subpart. The rate of interest credited on amounts in a subpart will remain in effect without change from the date of establishment of the subpart to the Maturity Date of the subpart.

     A4.3 In no event will any rate of interest credited on amounts while in any subpart be less than an effective annual rate of 3%.


Section A5. Participant-Owners' Fixed Interest Account Balances

     A5.1 Metropolitan will maintain separate records of any amount held in the Fixed Interest Account on account of each Participant-Owner.

     A5.2 Not less often than once in each twelve month period Metropolitan will send to each Participant-Owner a statement of his or her Fixed Interest Account Balance.

Form G.2444G                         (4)

Section A6. Withdrawals from Participant-Owners' Fixed Interest Account
            Balances

     A6.1 Metropolitan will make withdrawals from the Participant-Owners' Fixed Interest Account Balances in order to

            (a) pay administrative charges pursuant to Section A7,

            (b) purchase annuities for Participant-Owners pursuant to Section
                A8,

            (c) make transfers to the Separate Account and payments pursuant to
                Section A9, and

            (d) make payment or purchase an annuity pursuant to Section A10 after the death of a Participant-Owner.

     A6.2 Any such withdrawal will be made as of the date Metropolitan receives the direction to make the withdrawal or as of any later date specified in the direction except that

            (a) if the date specified is more than 180 days after the date
                Metropolitan receives the direction, or if the Participant-Owner dies before the date specified, Metropolitan will not make the withdrawal,

            (b) any other withdrawals taking effect before the date specified will be made first,

            (c) if the withdrawal is made in order to transfer amounts to the
                Separate Account, and a Valuation Period does not end on the date as of which the withdrawal would normally be made under this Section A6.2, the withdrawal will be made as of the next following date on which a Valuation Period ends,

            (d) if the withdrawal is made in order to purchase an annuity, the withdrawal will be made as of the date the annuity is to be purchased pursuant to Section A12.1(d), subject to the provisions of Section A6.2(e),

            (e) if the withdrawal is made pursuant to Section A9.2 or A10, the withdrawal will be made as of the date on which Metropolitan receives due proof that the conditions specified in any such section have been met,

            (f) if the withdrawal is made pursuant to Section A7, A9.3 or A9.4, it will be made as of the date determined by Metropolitan.

            As required by law, Metropolitan reserves the right to defer any such withdrawal for not more than six months. (Metropolitan does not presently anticipate exercising this right.)

     A6.3 Any partial withdrawal will be charged against the highest numbered subpart in which all or a portion of the Participant-Owner's Fixed Interest Account Balance is maintained and then, to the extent necessary, successively against lower numbered subparts on a last in, first out basis. However, any subpart whose

Form G.2444G                          (5)

            Maturity Date occurs on the date of a withdrawal will be deemed to be the highest numbered subpart.

     A6.4 Any withdrawal that would have been made on the Maturity Date but for the provisions of Section A6.2(c) will be deemed to have been made on the Maturity Date for purposes of Section A6.3 and any withdrawal that would have been made on or within 30 days after the Maturity Date but for the provisions of Section A6.2(c) will be deemed to have been made on or within 30 days after the Maturity Date for the purposes of Section A11.

     A6.5 Any withdrawal will completely discharge Metropolitan's liability with respect to the amount withdrawn from the Fixed Interest Account.


Section A7. Withdrawals from the Fixed Interest Account to pay Administrative
            Charges

     A7.1 Once each calendar year Metropolitan will withdraw an administrative charge from the Participant-Owner's Fixed Interest Account Balance. In addition, if the Participant-Owner's entire Account Balance is withdrawn to make payment to the Participant-Owner pursuant to Section A9, the Fixed Interest Account Balance will be reduced before the withdrawal is made by the amount of any unpaid administrative charge. Any such charge will be in addition to any early withdrawal charge.

     A7.2 The administrative charge will be $15 per year, imposed on a pro rata basis for each month or fraction thereof in which the Participant-Owner has a Fixed Interest Account Balance. However, in any year the administrative charge will be waived to the extent necessary to guarantee preservation of a Fixed Interest Account Balance at least equal to the payments that were added to the Fixed Interest Account with respect to the Participant-Owner plus interest at an effective annual rate of 3% for the periods such amounts are in the Fixed Interest Account, minus any withdrawals (other than to pay administrative charges) from the Fixed Interest Account.

     A7.3 Metropolitan reserves the right to change the administrative charge upon 90 days notice to the Participant-Owner.


Section A8. Withdrawals from the Fixed Interest Account to Purchase
            Annuities for Participant-Owners

     A8.1 A Participant-Owner may at any time direct Metropolitan to withdraw his or her entire Account Balance and apply such balance to purchase an annuity for himself or herself in accordance with Section A12. No early withdrawal charge will be imposed in connection with such withdrawal.

Form G.2444G                         (6)

Section A9. Withdrawals from the Fixed Interest Account to make Transfers to the
            Separate Account or Payments to Participant-Owners or to Other Funding Vehicles

     A9.1 A Participant-Owner may at any time direct Metropolitan to withdraw all, a specified whole percentage, or a specified dollar amount of his or her Fixed Interest Account Balance in order to

            (a) make a transfer to the Separate Account, but in any calendar year not more than twelve of the following transfers may be made: (i) from the Fixed Interest Account to the Separate Account, (ii) from the Separate Account to the Fixed Interest Account, (iii) among the Investment Divisions of the Separate Account, or

            (b) make payment to the Participant-Owner, or

            (c) make payments to entities providing annuities or other funding vehicles pursuant to Section 408 of the Code.

            Metropolitan will accept no direction that would result in a payment or transfer of less than $1,000 unless the direction applies to the Participant-Owner's entire Fixed Interest Account Balance, or applies only to amounts being withdrawn from a subpart on or within 30 days after its Maturity Date. If, after any withdrawal and payment, (i) the Participant-Owner's entire Account Balance would be less than $800 and (ii) more than four years have elapsed since the date Metropolitan received the last amount on account of such Participant-Owner, Metropolitan has the right to make payment as if the Participant-Owner's direction had applied to his or her entire Account Balance.

            An early withdrawal charge will be imposed upon the Fixed Interest Account Balance in connection with a withdrawal under this Section A9.1 unless

            (a) the Participant-Owner has attained age 69 on or before the date the withdrawal is made, or

            (b) the date the withdrawal is made is on or within 30 days after the Maturity Date of each subpart from which the withdrawal is made, or

            (c) Section A9.2 applies to the withdrawal.

            The amount of the early withdrawal charge will be as specified in Section A11.

     A9.2 A Participant-Owner may withdraw his or her entire Account Balance and have such amount paid to the Participant-Owner without the imposition of an early withdrawal charge if he or she

            (a) becomes totally disabled as defined under the Federal Social
                Security Act, and

            (b) submits to Metropolitan both due proof of such disability and a direction to make the payment.

Form G.2444G                         (7)

     A9.3 Metropolitan may withdraw a Participant-Owner's entire Account Balance and make payment to the Participant-Owner as if the Participant-Owner had requested a withdrawal of his or her entire Account Balance if (i) more than four years have elapsed since the date Metropolitan received the last amount on account of such Participant-Owner, and (ii) such Participant-Owner's entire Account Balance is smaller than $800.

            An early withdrawal charge will be imposed upon the Fixed Interest Account Balance in connection with the withdrawal unless

            (a) the Participant-Owner has attained age 69 on or before the date the withdrawal is made, or

            (b) the date the withdrawal is made is on or within 30 days after the Maturity Date of each subpart from which the withdrawal is made.

            The amount of the early withdrawal charge will be as specified in Section A11.

     A9.4 The entire Account Balance must be distributed by the April 1st of the year following the year in which the Participant-Owner reaches age 70 1/2.

Section A10. Withdrawals from the Fixed Interest Account after a Participant-
             Owner Dies

     A10.1 After Metropolitan's receipt of due proof of a Participant-Owner's death and appropriate direction as to the disposition of the Participant-Owner's entire Account Balance, Metropolitan will withdraw the greater of (a) the value of the Participant-Owner's entire Account Balance as of the date such due proof is received or
            (b) the total of all payments made to Metropolitan on account of the Participant-Owner less any partial withdrawals, and pay such amount to the Participant-Owner's beneficiary. Such payment will be made as soon as possible, but in no case later than five years from the date of death if Metropolitan has received due proof of death. However, the beneficiary may, instead, elect to have this amount applied to purchase an annuity for the beneficiary in accordance with Section A12. The beneficiary may not elect to purchase an annuity if either
            (i) his or her 75th birthday occurs before Metropolitan receives due proof of death, or (ii) Metropolitan receives due proof of death more than one year after the Participant-Owner's death. In either case no early withdrawal charge will be imposed in connection with such withdrawal.


Form G.2444G                         (8)

Section A11. Fixed Interest Account Early Withdrawal Charges

     A11.1 The early withdrawal charge imposed pursuant to Section A9.1 or A9.3 in connection with a withdrawal from the Fixed Interest Account Balance will be equal to

            (a) that part of the amount used to make a transfer or payment that is not exempt (under Section A11.2 or A11.3) from the early withdrawal charge, multiplied by

            (b) the applicable factor from Column I of the table below,

            but only if the Participant-Owner's Fixed Interest Account Balance remaining after the withdrawal is at least equal to the early withdrawal charge. In such case Metropolitan will make the transfer or payment directed by the Participant-Owner and then withdraw the early withdrawal charge from the remaining Fixed Interest Account Balance.

            If the Participant-Owner's Fixed Interest Account Balance, if any, that would have remained after the transfer or payment directed by the Participant-Owner request is less than this early withdrawal charge (i.e., there would not be enough left to pay the charge) Metropolitan will instead withdraw from the Participant-Owner's Fixed Interest Account Balance, to make the transfer or payment directed by the Participant-Owner, both

            (a) any amounts exempt from the early withdrawal charge pursuant to
                Sections A11.2 and A11.3, and any applicable administrative charges pursuant to Section A7, and

            (b) an amount equal to the remaining Fixed Interest Account Balance divided by the applicable factor from Column II of the table below.

            Metropolitan will then withdraw the remaining Fixed Interest Account Balance as the early withdrawal charge.

            Participant-Owner's Age at
                    Withdrawal                      Column I          Column I
            ----------------------------            --------          --------
                            less than 63              0.07               1.07
            at least 63 but less than 64               .06               1.06
            at least 64 but less than 65               .05               1.05
            at least 65 but less than 66               .04               1.04
            at least 66 but less than 67               .03               1.03
            at least 67 but less than 68               .02               1.02
            at least 68 but less than 69               .01               1.01
                              69 or more               .00               1.00

     A11.2 No early withdrawal charge will apply to any amount withdrawn from a subpart of the Fixed Interest Account on or within 30 days after the Maturity Date of such subpart.

Form G.2444G                         (9)

     A11.3 If no previous withdrawal has been made from any part of the Participant-Owner's Account Balance (whether in the Fixed Interest Account or the Separate Account) during a calendar year, other than to make transfers from or within the Separate Account, or to pay administrative charges, an amount up to 10% of the Participant-Owner's Fixed Interest Account Balance may be withdrawn subject to the provisions of Section A9, without any early withdrawal charge being imposed.

            Any amounts withdrawn from a subpart of the Fixed Interest Account on or within 30 days after the Maturity Date of such subpart will not be included under this Section A11.3 in determining the amount of the Participant-Owner's Fixed Interest Account Balance.

Section A12. Annuity Purchases

     A12.1 If an election is made under this Contract to have the Participant-Owner's entire Account Balance applied to purchase an annuity, Metropolitan will require the following information

            (a) The social security number, date of birth, sex and address of the Annuitant, the name and social security number of the beneficiary and, if applicable, the social security number, name, address, sex and date of birth of any survivor Annuitant. Metropolitan has the right to require evidence, satisfactory to itself, of dates of birth. The Annuitant will be the Participant-Owner unless the annuity is purchased pursuant to Section A10, in which case the Annuitant will be the Participant-Owner's beneficiary.

            (b) The form of annuity selected, which will be one of those set forth in Section A14 or any other form of annuity agreed upon by Metropolitan provided, however, any form chosen must provide for the payment of such annuity in equal or substantially equal amounts over

                (1) the Annuitant's life if a single life annuity is chosen;

                (2) the lives of the Annuitant and his or her designated
                    beneficiary if a joint and survivor annuity is chosen; or

                (3) a period certain not extending beyond the life expectancy of the Annuitant or the joint and last survivor expectancy of the Annuitant and his or her designated beneficiary if a term certain annuity is chosen.

                In no case, however, will this item (b) be used to restrict or reduce any final payment to be made at the Annuitant's death.

Form G.2444G                        (10)

                In addition, if the Participant-Owner's spouse is not the designated beneficiary, the method of distribution selected must assure that at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the Participant-Owner.

                The amount of annuity payments payable each year (commencing with the annuity purchase date and each year thereafter) must be at least equal to the quotient obtained by dividing the Participant-Owner's entire interest in the annuity by the life expectancy of the Participant-Owner or joint and last survivor expectancy of the Participant-Owner and the designated beneficiary.

                Life expectancy and joint and last survivor expectancy will be determined under Section 1.72-9 of the Income Tax Regulations and, except in the case of a nonspouse beneficiary, may be redetermined each year.

                If the form of annuity chosen by the Participant-Owner provides for the payment of any remaining interest of the Participant-Owner upon the Participant-Owner's death on or after the annuity purchase date but before his or her entire interest has been distributed under such form, then any such remaining interest will be distributed at least as rapidly as under the method of distribution being used as of the date of the Participant-Owner's death.

                The provisions of this item (b) do not apply to an annuity purchased by the beneficiary after the death of the Participant-Owner.

            (c) Whether annuity payments are to be made monthly, quarterly, semi-annually or annually.

            (d) The purchase date of the annuity which will be a date not less than 30 nor more than 180 days after the date Metropolitan receives the election along with all required information. In no event may the purchase date be later than the April 1st of the year following the year in which the Participant-Owner attains age 70 1/2 if he or she is the Annuitant. If, however, the annuity is purchased after the death of a Participant-Owner of which Metropolitan has received due proof the purchase date will be no later than one year after the Participant-Owner's date of death (or such later date as the Secretary of Treasury may prescribe). Regardless of the mode of annuity payment chosen, the first annuity payment will be made as of the purchase date of the annuity. In addition, any form of annuity chosen by the beneficiary must provide for the payment of such annuity over a period not exceeding the life or life expectancy of the beneficiary. Life expectancy will be determined under

Form G.2444G                         (11)

                Section 1.72-9 of the Income Tax Regulations at the purchase date of the annuity, and annuity payments for any 12-consecutive month period will be based on such life expectancy minus the number of whole years passed since the annuity purchase date.

                If the Participant-Owner's beneficiary is the Participant-Owner's surviving spouse, and if such spouse dies after the Participant-Owner but before distribution to such spouse begins, the terms of the preceding paragraph will be applied as if such spouse were the Participant-Owner.

                If the Participant-Owner's beneficiary dies before the distribution of benefits under his or her annuity begins and if such beneficiary is not the Participant-Owner's spouse, Metropolitan's sole liability with respect to such beneficiary will be to pay to his or her beneficiary, within five years of the Participant-Owner's death, an amount equal to the amount otherwise payable at the death of the Participant-Owner. Satisfactory proof must be furnished to Metropolitan that the beneficiary is alive on the annuity purchase date or his or her death before the annuity purchase date will be conclusively presumed.

     A12.2 The Consideration for an annuity will be the amount applied pursuant to Section A8 or A10, to purchase the annuity, reduced by any applicable premium tax. Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

     A12.3 Metropolitan will determine the payment to the Annuitant as of the purchase date of the annuity by applying the Consideration to the rate set forth in Section A14 for the form of annuity selected by the Annuitant. If payments are to be made other than monthly, the amounts shown in Section A14 will be adjusted to the actuarial equivalent amounts for the frequency of payments elected. If the monthly rate of an annuity would be less than $20 (regardless of whether or not monthly annuity payments were elected), Metropolitan will have the right to refuse to make the annuity purchase and, instead, to pay to the proposed purchaser the amount that would otherwise be applied to purchase the annuity, before any reduction on account of premium tax.

     A12.4 If at the time of an annuity purchase Metropolitan has in effect for contracts in the same class as this Contract annuity purchase rates more favorable to the Annuitant than those set forth for purchase of annuities in Section A14, Metropolitan will apply the more favorable rates in place of those set forth in Section A14.

     A12.5 Metropolitan has the right as of any anniversary of the Issue Date to change the annuity purchase rates set forth in Section A14. No such change will apply to a Participant-Owner who had an Account Balance under this Contract as of the day immediately preceding the effective date of any such change.

Form G.2444G                         (12)

     A12.6 Metropolitan will issue a certificate for delivery to each Annuitant. Such certificate will describe the annuity purchased for the Annuitant.

     A12.7 If there has been a misstatement as to any Annuitant, Metropolitan will not pay more annuity benefits than would have been provided if the correct information had been given. Any overpayment or underpayment of an annuity, together with interest, will be deducted from or added to, respectively, future annuity payments. The interest rate will be that used to determine the annuity purchase rates for the annuity purchased.

     A12.8 If Metropolitan is holding any Separate Account Balance on account of a Participant-Owner, the amounts applied to purchase an annuity under Section B12 will be combined with those applied to purchase an annuity under this Section A12, and only a single annuity will be purchased with the combined amounts.


Section A13. General Provisions

     A13.1 The Fixed Interest Account Section of this Contract is participating except that the financial experience of any annuities bought under this Contract will not be considered in determining this Contract's financial experience. Metropolitan will determine annually any dividend to which this Fixed Interest Account Section of the Contract may be entitled. Any dividend will be equitably apportioned among the Participant-Owners based on their respective Fixed Interest Account Balances. As required by the Code, any dividend will be applied as a payment under the Contract before the end of the calendar year following the year in which it is credited. However, in view of the manner in which Metropolitan determines the rates of interest to be credited on amounts while in the Fixed Interest Account, Metropolitan does not anticipate that this Fixed Interest Account Section of the Contract will be entitled to any dividend.

     A13.2 Metropolitan will issue a certificate for delivery to each person who becomes a Participant-Owner under this Contract. Such certificate will describe the benefits this Contract provides.

            This Contract is established for the exclusive benefit of the Participant-Owner or his or her beneficiaries.

     A13.3 A Participant-Owner or Annuitant may change his or her designation of beneficiary by notice to Metropolitan. Upon Metropolitan's receipt of the notice the change will take effect as of the date the Participant-Owner or Annuitant signed the notice, but without prejudice to Metropolitan on account of any payment it made before it received the notice or so soon after such receipt that payment could not reasonably be stopped.

            If the Participant-Owner or Annuitant names more than one beneficiary and does not specify the respective interest of each beneficiary, the beneficiaries will be paid in equal shares. If one of several beneficiaries dies before the Participant-Owner or

Form G.2444G                         (13)
            the Annuitant any amounts payable upon the death of the Participant-Owner or the Annuitant will be paid to the surviving beneficiaries.

            If there is no surviving beneficiary at the death of a Participant-Owner or Annuitant, the amount then payable will be paid to the estate of the Participant-Owner or the estate of the Annuitant, as the case may be.

     A13.4 This Contract is the entire contract between the parties. The Contractholder's statements will be deemed representations and not warranties. No sales representative or other person, except an authorized officer of Metropolitan, may make or change any contract or certificate or make any binding promises about any contract or certificate. Any amendment, modification or waiver of any provision of this Contract or any certificate may be made effective on behalf of Metropolitan only by an authorized officer of Metropolitan.

     A13.5 The Participant-Owner's rights under this Contract may not be assigned, transferred, sold, forfeited, discounted or pledged as collateral or as security. The Participant-Owner may not assign or encumber any amount payable under this Contract. To the extent permitted by law, amounts payable under this Contract will not be subject to claims against any payee. The Participant-Owner's entire interest is nonforfeitable.

            The amounts payable under this Contract are equal to at least the minimums required by any applicable law.

     A13.6 Metropolitan has no obligation to inquire as to the authority of any payee to receive any payments made under this Contract or to inquire into or see to such payee's application of any amounts so paid. Any direction for a withdrawal must be in a form satisfactory to Metropolitan.

     A13.7 All communications under this Contract and any amendment, modification or waiver of this Contract will be in writing. All payments and communications to Metropolitan shall be directed to its Designated Office. Metropolitan will not be deemed to have received a payment or communication until it is received at the Designated Office. Metropolitan may, but need not, establish procedures for certain communications to be received by telephone or by other non-written means. If it does so, such communications will be deemed to have been received when actually received in accordance with such procedures.

     A13.8 The sole responsibility to any Organization, Participant-Owner is to serve as party to this Contract pursuant to the terms of the Metropolitan Group Annuity Contracts Trust. The Contractholder will have no responsibility to any Employer, Participant-Owner, Annuitant or beneficiary. Any obligations arising out of this Contract with respect to such persons will be Metropolitan's.

Form G.2444G-2                       (14)
                               (April 14, 1989)

     A13.9 This Contract is intended to qualify as an Individual Retirement Annuity as described in Section 408(b) of the Code. Metropolitan will interpret and administer the Contract as required by the Code and applicable Treasury Regulations. Metropolitan may amend this Contract and take other actions, including refund of payments, without the Participant-Owner's consent if necessary to keep it qualified.

     A13.10 This Contract will cease upon Metropolitan's fulfillment of all its duties and obligations hereunder.

Form G.2444G                          (15)

Section A14. Annuity Purchase Rates

            (a) Life Annuity Form

Under this form of annuity Metropolitan will make monthly payments to the Annuitant from the commencement date of the annuity, if the Annuitant is then living, to the date of the last payment before the Annuitant's death. No payments will be made after the Annuitant's death.

          Annuitant's Exact
          Age on Date of                             Monthly Annuity Payment
          Purchase of Annuity                        per $1,000 of Consideration
          -------------------                        ---------------------------
                   55                                           $3.85
                   56                                            3.91
                   57                                            3.98
                   58                                            4.05
                   59                                            4.12
                   60                                            4.19
                   61                                            4.27
                   62                                            4.36
                   63                                            4.45
                   64                                            4.54
                   65                                            4.64
                   66                                            4.75
                   67                                            4.86
                   68                                            4.99
                   69                                            5.11
                   70                                            5.25

On request Metropolitan will furnish rates not shown above.

Metropolitan's rates are unisex.

Form G.2444G                         (16)

            (b) Joint and Survivor Life Annuity Form

Under this form of annuity, Metropolitan will make monthly payments from the commencement date of the annuity, if both Annuitants are then living, to the date of the last payment before the death of the second to die of the Annuitants. Annuity payments provided during the primary Annuitant's lifetime are payable to the primary Annuitant; any annuity payments provided after the primary Annuitant's death are payable to the survivor Annuitant. Annuity payments due to the survivor Annuitant are a specified percentage, not greater than 100%, of the annuity payments due to the primary Annuitant. No payments will be made after the death of the survivor Annuitant.

                                   Monthly Annuity Payment to Male Primary Annuitant
                                   per $1,000 of Consideration if Percentage of
                                   Monthly Annuity Payment Payable to Survivor
Annuitants' Exact                  Annuitant is:
Ages on Date of                    ------------------------------------------------
Purchase of Annuity*                   50%      66 2/3%        75%        100%
-------------------                  -----      -------       ----       -----
     55 M and 60 F                    $3.76       $3.67       $3.62      $3.49
     60 M and 55 F                     3.92        3.76        3.68       3.44
     60 M and 60 F                     4.00        3.87        3.80       3.60
     60 M and 65 F                     4.07        3.96        3.91       3.74
     65 M and 60 F                     4.29        4.09        3.99       3.68
     65 M and 65 F                     4.38        4.21        4.12       3.86
     70 M and 65 F                     4.79        4.52        4.38       3.98
     70 M and 70 F                     4.92        4.69        4.58       4.24

     * In each pair of ages, the first age is the primary Annuitant's age and the second age is the survivor Annuitant's age. The suffix "M" denotes a male age, the suffix "F" denotes a female age.

On request Metropolitan will furnish rates not shown above.

Metropolitan's rates are unisex.

Form G.2444G                         (17)

            (c) Term Certain and Life Annuity Form

Under this form of annuity Metropolitan will make monthly payments from the commencement date of the annuity, if the Annuitant is then living, to the date of the last payment before the later of (i) the Annuitant's death, and (ii) the expiration of the term certain period. Annuity payments during the Annuitant's lifetime are payable to the Annuitant; any annuity payments due after the Annuitant's death are payable to the Annuitant's beneficiary, except that if the beneficiary is not a natural person, then in lieu of the payment of monthly annuity payments to the beneficiary the commuted value of such annuity payments will be paid to the beneficiary. If the beneficiary is a natural person and if neither the Annuitant nor his or her beneficiary is living at the time an annuity payment is due, the commuted value of the annuity payments due will be paid to (i) the Annuitant's executors or administrators in case the Annuitant died after his or her beneficiary, or (ii) the beneficiary's executors or administrators in case the beneficiary died after the Annuitant. The commuted value of annuity payments will be calculated at the interest rate used to determine the annuity purchase rates for the annuity purchased.

No commuted value of annuity payments is payable except under the circumstances specified above.

          Annuitant's Exact          Monthly Annuity Payment per $1,000 of Con-
          Age on Date of             sideration if Term Certain Period is:
          Purchase of Annuity        -------------------------------------------
          -------------------        10 Years        15 Years      20 Years
                                     --------        --------      --------
            55 M and 50 F              $3.98           $3.94         $3.87
            56 M and 51 F               4.05            4.00          3.93
            57 M and 52 F               4.12            4.06          3.98
            58 M and 53 F               4.19            4.13          4.04
            59 M and 54 F               4.26            4.19          4.10
            60 M and 55 F               4.34            4.26          4.15

            61 M and 56 F               4.42            4.34          4.21
            62 M and 57 F               4.51            4.41          4.28
            63 M and 58 F               4.60            4.49          4.34
            64 M and 59 F               4.70            4.57          4.40
            65 M and 60 F               4.80            4.66

            66 M and 61 F               4.90            4.75
            67 M and 62 F               5.02            4.84
            68 M and 63 F               5.13            4.93
            69 M and 64 F               5.26            5.03
            70 M and 65 F               5.39            5.12

          * In each pair of ages, the first age is the primary Annuitant's age and the second age is the survivor Annuitant's age. The suffix "M" denotes a male age, the suffix "F" denotes a female age.

On request Metropolitan will furnish rates not shown above.

Metropolitan's rates are sex distinct.

Form G.2444G                         (18)

            (d) Term Certain Annuity Form

Under this form of annuity, Metropolitan will make monthly payments from the commencement date of the annuity to the date of the last payment before the expiration of the term certain period. The term certain period must be at least 5 years. Annuity payments provided during the Annuitant's lifetime are payable to the Annuitant; any annuity payments provided after the Annuitant1 s death are payable to the Annuitant's beneficiary, except that if the beneficiary is not a natural person, then in lieu of the payment of monthly annuity payments to the beneficiary the commuted value of such annuity payments will be paid to the beneficiary. If the beneficiary is a natural person and if neither the Annuitant nor his or her beneficiary is living at the time annuity payments are due, the commuted value of those annuity payments will be paid to (i) the Annuitant's executors or administrators in case the Annuitant died after his or her beneficiary, or (ii) the beneficiary's executors or administrators in case the beneficiary died after the Annuitant. The commuted value of annuity payments will be calculated at the interest rate used to determine the annuity purchase rates for the annuity purchased.

No commuted value of annuity payments is payable except under the circumstances specified above.

                    Monthly Annuity Payment per $1,000 of Con-
                    sideration if Term Certain Period is:
                    -------------------------------------------
                    10 Years         15 Years         20 Years
                    --------         --------         --------
                     $9.37             $6.70            $5.37

On request Metropolitan will furnish rates not shown above.

Form G.2444G                         (19)

                         Section B.  Separate Account

Section B1. Introduction

     B1.1 "Account Balance" means the entire amount held at any particular time by Metropolitan under this Contract on account of a Participant-Owner. "Separate Account Balance" means the amount held at any particular time by Metropolitan in the Separate Account under this Contract on account of a Participant-Owner.

     B1.2 "Annuitant" means a person upon whose life an annuity has been purchased under this Contract.

     B1.3 "Designated Office" means Metropolitan's Home Office at One Madison Avenue, New York, New York 10010 or such other location or locations as Metropolitan may designate in place of its Home Office.

     B1.4 "Organization" means any employer, labor union, association or other entity that has arranged with Metropolitan to utilize this Contract for employees, members or other persons.

     B1.5 "Participant-Owner" means any person for whom an Organization has arranged to utilize this Contract and with respect to whom Metropolitan has accepted a payment under this Contract. Payments to Metropolitan under this Contract shall be limited to rollover contributions into an individual retirement annuity permitted pursuant to Section 402(a) (5), 402(a)(7), 403(a)(4), 403(b)(8) and
            408(d)(3) of the Internal Revenue Code of 1986 as from time to time amended ("the Code") or annual contributions not in excess of $2,000 to an individual retirement annuity permitted pursuant to Section 408 of the Code. All payments under this Contract shall be made in cash. Metroplitan has the right at any time on or after the fifth anniversary of the Issue Date to refuse to allow additional employees to become Participant-Owners. A person will cease to be a Participant-Owner at such time as Metropolitant is no longer holding any Account Balance on account of such person.

     B1.6 "Separate Account" means Metropolitan Life Separate Account E. This is an investment account established and maintained by Metropolitan, separate from its general account or other separate accounts. Metropolitan will add to the Separate Account the payments it receives under this Contract that are allocated to the Separate Account. Amounts may also be allocated to the Separate Account pursuant to certain other contracts of Metropolitan as may be determined by it.

            Metropolitan owns the assets in the Separate Account. Assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business Metropolitan conducts. Metropolitan may from time to time transfer to its general account assets in excess of such reserves and liabilities.

Form G. 2444G-2                      (20)
                               (April 14, 1989)

            Income and realized and unrealized gains or losses from assets in the Separate Account are credited to or charged against the Separate Account without regard to Metropolitan's other income, gains, or losses.

            The Separate Account will be valued at the end of each Valuation Period.

     B1.7 A "Valuation Period" is the period between two successive valuations of the assets in the Separate Account. Valuations will be made once each day that the New York Stock Exchange is open for trading. Metropolitan reserves the right, on 30 days notice, to change the basis for such Valuation Period, as long as the new basis is not inconsistent with applicable law.

     B1.8 The "Investment Divisions" are part of the Separate Account. Each division holds a separate class (or series) of stock of a designated investment company. Each class of stock represents a separate portfolio in the investment company.

     B1.9 Metropolitan will maintain the Separate Account in Investment Divisions corresponding to the separate portfolios in the investment company. As of April 29, 1988, there are seven available Investment Divisions corresponding to the seven portfolios of the Metropolitan Series Fund, Inc. (the "Fund") as of April 29, 1988, viz., the Growth Portfolio, the Income Portfolio, the Money Market Portfolio, the Discretionary Portfolio, the GNMA Portfolio, the Aggressive Growth Portfolio and the Equity Income Portfolio. These Investment Divisions and portfolios are described below.

            Division 1 - Growth Portfolio - The investment objective of this portfolio is to achieve long-term growth of capital and income, and moderate current income, by investing primarily in common stocks that are believed to be of good quality or to have good growth potential or which are considered to be undervalued based on historical investment standards.

            Division 2 - Income Portfolio - The investment objective of this portfolio is to achieve the highest possible total return, by combining current income with capital gains, consistent with prudent investment risk and the preservation of capital, by investing primarily in fixed-income, high quality debt securities.

            Division 3 - Money Market Portfolio - The investment objective of this portfolio is to achieve the highest possible current income consistent with the preservation of capital and maintenance of liquidity, by investing primarily in short-term money market instruments.

Form G.2444G-1                       (21)
                               (April 29, 1988)

            Division 4 - Discretionary Portfolio - The investment objective of this portfolio is to achieve a high total return while attempting to limit investment risk and preserve capital by investing in equity securities, fixed-income debt securities, or short-term money market instruments, or any combination thereof, at the discretion of State Street Research.

            Division 5 - GNMA Portfolio - The investment objective of this portfolio is to achieve a high level of current income while attempting to preserve liquidity and safety of principal, by investing in mortgage-related securities, predominantly those issued by the Government National Mortgage Association, and other debt securities.


            Division 6 - Aggressive Growth Portfolio - The investment objective of this portfolio is to achieve maximum capital appreciation by investing primarily in common stocks (and equity and debt securities convertible into or carrying the right to acquire common stocks) of emerging growth companies, undervalued securities or special situations.

            Division 7 - Equity Income Portfolio - The investment objective of this portfolio is to provide a high level of current income and, secondarily, long-term growth of capital by investing primarily in common stocks offering above-average dividend yields and in equity and debt securities convertible into or carrying the right to acquire common stocks.

            Investment returns will reflect fluctuations in market value of securities. The current Fund prospectus should be consulted for a complete description of the Fund and the designated portfolios.

     B1.10 An "Accumulation Unit" is the unit of measurement used in determining the value of amounts held in the Investment Divisions.


Section B2. Payments to Metropolitan

     B2.1 Metropolitan will accept under this Contract for addition to the Separate Account each amount allocated to the Separate Account pursuant to Section B2.2 that may be contributed or transferred to this Contract pursuant to Section B1.5.

            Payments to Metropolitan under this Contract are subject to the following conditions

            (a) Metropolitan has the right to refuse to accept any payment smaller than $25 or any payments that total more than $500,000 during any calendar month on account of a Participant-Owner. Metropolitan reserves the right to change this $25 minimum upon 90 days notice to the Participant-Owner.

Form G.2444G-1                         (22)

            (b) Metropolitan has the right to refuse to accept any further payments on account of a Participant-Owner and to make payment to the Participant-Owner as if the Participant-Owner had requested a withdrawal of his or her entire Account Balance, if
                (i) more than four years have elapsed since the date Metropolitan received the last amount on account of such Participant-Owner, and (ii) such Participant-Owner's entire Account Balance is smaller than $800.


Form G.2444G-1                      (22.1)

            (c) Metropolitan has the right to refuse to accept any payments on account of a person unless the initial payment is received by Metropolitan with the enrollment form for such person.

     B2.2 The Participant-Owner will direct Metropolitan whether payments accepted under this Contract on a Participant-Owner's account are to be added to the Separate Account and, if so, to which Investment Division of the Separate Account. The direction will specify whether all, none, or a part (which must be given as a whole percentage) of such payments are to be added to each Investment Division of the Separate Account. The Participant-Owner may change the allocation direction as to future payments by notice to Metropolitan. Such change will take effect when the notice is received by Metropolitan or, if later, on the date specified in the notice if such date is no more than 30 days after Metropolitan's receipt of the notice.

Section B3. Maintenance of the Separate Account

     B3.1 Metropolitan will maintain its records of amounts in the various Investment Divisions in the Separate Account in terms of Accumulation Units. The value of an Accumulation Unit in an Investment Division for a Valuation Period is determined as of the end of such Valuation Period by multiplying the previous Accumulation Unit value by that Investment Division's experience factor (see Section B4.2) for the Valuation Period. Metropolitan initially established the value of an Accumulation Unit in each Investment Division at $10.

     B3.2 Metropolitan will determine the number of Accumulation Units of an Investment Division that are purchased by an amount received for addition to such Investment Division by dividing that amount by the value of an Accumulation Unit in such Investment Division for the Valuation Period during which Metropolitan accepts payment of such amount or during which such amount is transferred to such Investment Division.

     B3.3 Any amount that is allocated to the Separate Account will be added to it and allocated to the designated Investment Division in the Separate Account as of the end of the Valuation Period during which such amount was accepted by Metropolitan or transferred to such Investment Division.

Form G.2444G                         (23)

Section B4. Valuation of Assets in Investment Divisions

     B4.1 The investment experience of an Investment Division is determined as of the end of each Valuation Period.

     B4.2 Metropolitan uses an experience factor to measure changes in each Investment Division's investment experience during a Valuation Period.

            The experience factor for a Valuation Period in each Investment Division is calculated as follows

            (1) Metropolitan takes the net asset value per investment company share at the end of the current Valuation Period, adds the per share amount of any dividend or capital gain distribution paid by the investment company during the current Valuation Period, and subtracts any per share charge for taxes and reserve for taxes.

            (2) Metropolitan divides (1) by the net asset value per investment company share at the end of the preceding Valuation Period.

            (3) Metropolitan subtracts a charge not to exceed .000025905 for each day in the Valuation Period. This charge is to cover the administrative expenses, and the mortality and expense risk charges assumed by Metropolitan under this Contract.

Section B5. Metropolitan's Right to Make Changes

     B5.1 Metropolitan reserves the right to make certain changes if, in Metropolitan's judgment, they would best serve the interests of participants in or owners of contracts such as this or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, Metropolitan will obtain the Participant-Owners' approval of the changes and approval from any appropriate regulatory authority.

            Examples of the changes Metropolitan may make include

            o To operate the Separate Account in any form permitted under the
              Investment Company Act of 1940, or in any other form permitted by law.

            o To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

            o To transfer any assets in an Investment Division to another
              Investment Division, or to one or more separate accounts, or to Metropolitan's general account, or to add, combine, or remove Investment Divisions in the Separate Account.

Form G.2444G                         (24)

            o To substitute for the investment company shares held in any
              Investment Division the shares of another class of the investment company or the shares of another investment company or any other investment permitted by law.

            o To change the way Metropolitan assesses charges, but without increasing the aggregate amount charged to the Separate Account and any currently available portfolio of the Fund in connection with this Contract. For example, if Metropolitan purchases investments (such as stocks and bonds) instead of buying shares of an investment company, Metropolitan will assess an investment advisory charge but not more than the amount that would otherwise be charged by the investment company.

            o To make any necessary technical changes in this Contract in order to conform with any action this provision permits Metropolitan to take.

            If any of these changes result in a material change in the underlying investments of an Investment Division to which amounts held under this Contract are allocated, Metropolitan will notify the Participant-Owner of such change. Participant-Owners may then make a new choice of Investment Divisions.

Section B6. Participant-Owners' Separate Account Balances

     B6.1 Metropolitan will maintain separate records of any amount held in the Separate Account on account of each Participant-Owner. Such amount will be the sum of the amounts held with respect to the Participant-Owner in each Investment Division.

     B6.2 Not less often than once in each twelve month period Metropolitan will send to each Participant-Owner a statement of his or her Separate Account Balance.

Section B7. Withdrawals from Investment Divisions

     B7.1 Metropolitan will make withdrawals from the Participants-Owners' Separate Account Balances held in Investment Divisions in order to

            (a) pay administrative charges pursuant to Section B8,

            (b) purchase annuities for Participant-Owners pursuant to Section
                B9,

            (c) make transfers to the Fixed Interest Account or to other
                Investment Divisions and make certain payments pursuant to Section B10, and

            (d) make payment or purchase an annuity pursuant to Section B11 after the death of a Participant-Owner.

Form G.2444G                         (25)

     B7.2 Any such withdrawal will be made as of the date Metropolitan receives the direction to make the withdrawal or as of any later date specified in the direction except that

            (a) if a Valuation Period does not end on the date as of which the withdrawal would normally be made, the withdrawal will be made as of the next following date on which a Valuation Period ends,

            (b) if the date specified is more than 180 days after the date
                Metropolitan receives the direction, or if the Participant-Owner dies before the date specified, Metropolitan will not make the withdrawal,

            (c) any other withdrawals taking effect before the date specified will be made first,

            (d) if the withdrawal is made in order to purchase an annuity, the withdrawal will be made as of the end of the last Valuation Period ending immediately prior to the date the annuity is to be purchased pursuant to Section B12.1(d), subject to the provisions of Section B7.2(e),

            (e) if the withdrawal is made pursuant to Section B11, the withdrawal will be made as of the end of the Valuation Period during which Metropolitan receives due proof that the conditions specified in any such section have been met,

            (f) if the withdrawal is made pursuant to Section B8, B10.2 or B10.3 it will be made as of the end of the Valuation Period determined by Metropolitan.

            Metropolitan will determine the value of the amount withdrawn based upon the value of an Accumulation Unit for the date as of which the withdrawal is made.

     B7.3 Any withdrawal will completely discharge Metropolitan's liability with respect to the amount withdrawn from the Investment Division.


Section B8. Withdrawals from the Separate Account to pay Administrative Charges

     B8.1 Once each calendar year Metropolitan will withdraw an administrative charge from the Participant-Owner's Separate Account Balance. In addition, if the Participant-Owner's entire Account Balance is withdrawn to make payment to the Participant-Owner pursuant to Section B10, the Separate Account Balance will be reduced before the withdrawal is made by the amount of any unpaid administrative charge.

     B8.2 The administrative charge will be $15 per year, imposed on a pro rata basis for each month or fraction thereof in which the Participant-Owner has a Separate Account Balance. The withdrawal

Form G.2444G                         (26)
            will be divided equally among the various Investment Divisions in which the Participant-Owner participates.

     B8.3 Metropolitan reserves the right to change the administrative charge upon 90 days notice to the Participant-Owner.


Section B9. Withdrawals  from  the Separate Account to Purchase Annuities for
            Participant-Owners

     B9.1 A Participant-Owner may at any time direct Metropolitan to withdraw his or her entire Account Balance and apply such balance to purchase an annuity for himself or herself in accordance with Section B12.

Section B10.Withdrawals from the Investment Divisions to make Transfers to the
            Fixed Interest Account or to other Investment Divisions or Payments to Participant-Owners or to Other Funding Vehicles

     B10.1 A Participant-Owner may at any time direct Metropolitan to withdraw all, a specified whole percentage, or a specified dollar amount of his or her Separate Account Balance maintained in one or more Investment Divisions in order to

            (a) make a transfer to the Fixed Interest Account, or from an
                Investment Division in the Separate Account to one or more other Investment Divisions in the Separate Account, but in any calendar year not more than twelve of the following transfers may be made: (i) from the Fixed Interest Account to the Separate Account, (ii) from the Separate Account to the Fixed Interest Account, (iii) among the Investment Divisions of the Separate Account, or

            (b) make payment to the Participant-Owner or

            (c) make payments to entities providing annuities or other funding vehicles pursuant to Section 408 of the Code.

            Metropolitan will accept no direction that would result in a payment or transfer of less than $250 unless the direction applies to the Participant-Owner's entire balance maintained in an Investment Division of the Separate Account. If, after any withdrawal and payment, (i) the Participant-Owner's entire Account Balance would be less than $800 and (ii) more than four years have elapsed since the date Metropolitan received the last amount on account of such Participant-Owner, Metropolitan has the right to make payment as if the Participant-Owner's direction had applied to his or her entire Account Balance.

Form G.2444G                         (27)

     B10.2 Metropolitan may withdraw a Participant-Owner's entire Account Balance and make payment to the Participant-Owner as if the Participant-Owner had requested withdrawal of his or her entire Account Balance if (i) more than four years have elapsed since the date Metropolitan received the last amount on account of such Participant-Owner, and (ii) such Participant-Owner's entire Account Balance is smaller than $800.

     B10.3 The entire Account Balance must be distributed by the April 1st of the year following the year in which the Participant-Owner reaches age 70 1/2.

Section B11. Withdrawals from the Separate Account after a Participant-Owner
             Dies

     B11.1 After Metropolitan's receipt of due proof of a Participant-Owner's death and appropriate directions as to the disposition of the Participant-Owner's entire Account Balance, Metropolitan will withdraw the greater of (a) the value of the Participant-Owner's entire Account Balance as of the date due proof is received, or (b) the total of all payments made to Metropolitan on account of the Participant-Owner less any partial withdrawals, and pay such amount to the Participant-Owner's beneficiary. Such payment will be made as soon as possible, but in no case later than five years from the date of death if Metropolitan has received due proof of death. However, the beneficiary may, instead, elect to have this amount applied to purchase an annuity for the beneficiary in accordance with Section B12. The beneficiary may not elect to purchase an annuity if either (i) his or her 75th birthday occurs before Metropolitan receives due proof of death, or (ii) Metropolitan receives due proof of death more than one year after the Participant-Owner's death.

Section B12. Annuity Purchases

     B12.1 If an election is made under this Contract to have the Participant-Owner's entire Account Balance applied to purchase an annuity, Metropolitan will require the following information

             (a) The social security number, date of birth, sex and address of the Annuitant, the name and social security number of the beneficiary and, if applicable, the social security number, name, address, sex and date of birth of any survivor Annuitant. Metropolitan has the right to require evidence, satisfactory to itself, of dates of birth. The Annuitant will be the Participant-Owner unless the annuity is purchased pursuant to Section B11, in which case the Annuitant will be the Participant-Owner's beneficiary.

             (b) The form of annuity selected, which will be one of those set forth in Section B14 or any other form of annuity agreed upon by Metropolitan provided, however, any form chosen must provide for the payment of such annuity in equal or substantially equal amounts over

Form G.2444G                         (28)

         (1)    the Annuitant's life if a single life annuity is chosen;

         (2) the lives of the Annuitant and his or her designated beneficiary if a joint and survivor annuity is chosen; or

         (3) a period certain not extending beyond the life expectancy of the Annuitant or the joint and last survivor expectancy of the Annuitant and his or her designated beneficiary if a term certain annuity is chosen.

         In no case, however, will this item (b) be used to restrict or reduce any final payment to be made at the Annuitant's death.

         In addition, if the Participant-Owner's spouse is not the designated beneficiary, the method of distribution selected must assure at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the Participant-Owner.

         The amount of annuity payments payable each year (commencing with the annuity purchase date and each year thereafter) must be at least equal to the quotient obtained by dividing the Participant-Owner's entire interest in the annuity by the life expectancy of the Participant-Owner or joint and last survivor expectancy of the Participant-Owner and the designated beneficiary.

         Life expectancy and joint and last survivor expectancy will be determined under Section 1.72-9 of the Income Tax Regulations and, except in the case of a nonspouse beneficiary, may be redetermined each year.

         If the form of annuity chosen by the Participant-Owner provides for the payment of any remaining interest of the Participant-Owner upon Participant-Owner's death on or after the annuity purchase date but before his or her entire interest has been distributed under such form, then any such remaining interest will be distributed at least as rapidly as under the method of distribution being used as of the date of the Participant-Owner's death.

         The provisions of this item (b) do not apply to an annuity purchased by the beneficiary after the death of the Participant Owner.

         (c) Whether annuity payments are to be made monthly, quarterly, semi-annually or annually.

         (d) The purchase date of the annuity which will be a date not less than 30 nor more than 180 days after the date Metropolitan receives the election along with all required information. In no event may the purchase date be later than the April 1st of the year following the year in which the Participant-Owner attains age 70 1/2 if he or she is the Annuitant. If, however, the annuity is purchased after the death of a


Form G.2444G                          (29)

               Participant-Owner of which Metropolitan has received due proof the purchase date will be no later than one year after the Participant-Owner's date of death (or such later date as the Secretary of Treasury may prescribe). Regardless of the mode of annuity payment chosen, the first annuity payment will be made as of the purchase date of the annuity. In addition, any form of annuity chosen by the beneficiary must provide for the payment of such annuity over a period not exceeding the life or life expectancy of the beneficiary. Life expectancy will be determined under Section 1.72-9 of the Income Tax Regulations at the purchase date of the annuity, and annuity payments for any 12-consecutive month period will be based on such life expectancy minus the number of whole years passed since the annuity purchase date.

               If the Participant-Owner's beneficiary is the Participant-Owner's surviving spouse, and if such spouse dies after the Participant-Owner but before distribution to such spouse begins, the terms of the preceding paragraph will be applied as if such spouse were the Participant-Owner.

               If the Participant-Owner's beneficiary dies before the distribution of benefits under his or her annuity begins and if such beneficiary is not the Participant-Owner's surviving spouse, Metropolitan's sole liability with respect to such beneficiary will be to pay to his or her beneficiary, within five years of the Participant-Owner's death, an amount equal to the amount otherwise payable at the death of the Participant-Owner. Satisfactory proof must be furnished to Metropolitan that the beneficiary is alive on the annuity purchase date or his or her death before the annuity purchase date will be conclusively presumed.

     B12.2 The Consideration for an annuity will be the amount applied pursuant to Section B9 or B11, to purchase the annuity, reduced by any applicable premium tax.

     B12.3 Metropolitan will determine the payment to the Annuitant as of the purchase date of the annuity by applying the Consideration to the rate set forth in Section B14 for the form of annuity selected by the Annuitant. If payments are to be made other than monthly, the amounts shown in Section B14 will be adjusted to the actuarial equivalent amounts for the frequency of payments elected. If the monthly rate of an annuity would be less than $20 (regardless of whether or not monthly annuity payments were elected), Metropolitan will have the right to refuse to make the annuity purchase and, instead, to pay to the proposed purchaser the amount that would otherwise be applied to purchase the annuity, before any reduction on account of premium tax.

     B12.4 If at the time of an annuity purchase Metropolitan has in effect for contracts in the same class as this Contract annuity purchase rates more favorable to the Annuitant than those set forth for purchase of annuities in Section B14, Metropolitan will apply the more favorable rates in place of those set forth in Section B14.


Form G.2444G                           (30)

     B12.5 Metropolitan has the right as of any anniversary of the Issue Date to change the annuity purchase rates set forth in Section B14. No such change will apply to any Participant-Owner who had an Account Balance under this Contract as of the day immediately preceding the effective date of any such change.

     B12.6 Metropolitan will issue a certificate for delivery to each Annuitant. Such certificate will describe the annuity purchased for the Annuitant.

     B12.7 If there has been a misstatement as to any Annuitant, Metropolitan will not pay more annuity benefits than would have been provided if the correct information had been given. Any overpayment or underpayment of an annuity, together with interest, will be deducted from or added to, respectively, future annuity payments.

            The interest rate will be that used to determine the annuity purchase rates for the annuity purchased.

     B12.8 If Metropolitan is holding any Fixed Interest Account Balance on account of a Participant-Owner, the amounts applied to purchase an annuity under Section A12 will be combined with those applied to purchase an annuity under this Section B12, and only a single annuity will be purchased with the combined amounts.

Section B13. General Provisions

     B13.1 Metropolitan will issue a certificate for delivery to each person who becomes a Participant-Owner under this Contract. Such certificate will describe the benefits this Contract provides.

             This Contract is established for the exclusive benefit of the Participant-Owner or his or her beneficiaries.

     B13.2 A Participant-Owner or Annuitant may change his or her designation of beneficiary by notice to Metropolitan. Upon Metropolitan's receipt of the notice the change will take effect as of the date the Participant-Owner or Annuitant signed the notice, but without prejudice to Metropolitan on account of any payment it made before it received the notice or so soon after such receipt that payment could not reasonably be stopped.

             If the Participant-Owner or Annuitant names more than one beneficiary and does not specify the respective interest of each beneficiary, the beneficiaries will be paid in equal shares. If one of several beneficiaries dies before the Participant-Owner or the Annuitant any amounts payable upon the death of the Participant-Owner or the Annuitant will be paid to the surviving beneficiaries.

             If there is no surviving beneficiary at the death of a Participant-Owner or Annuitant, the amount then payable will be paid to the estate of the Participant-Owner or the estate of the Annuitant, as the case may be.

Form G.2444G                         (31)

     B13.3 This Contract is the entire contract between the parties. The Contractholder's statements will be deemed representations and not warranties. No sales representative or other person, except an authorized officer of Metropolitan, may make or change any contract or certificate or make any binding promises about any contract or certificate. Any amendment, modification or waiver of any provision of this Contract or any certificate may be made effective on behalf of Metropolitan only by an authorized officer of Metropolitan.

     B13.4 The Participant-Owner's rights under this Contract may not be assigned, transferred, sold, forfeited, discounted or pledged as collateral or as security. The Participant-Owner may not assign or encumber any amount payable under this Contract. To the extent permitted by law, amounts payable under this Contract will not be subject to claims against any payee. The Participant-Owner's entire interest is nonforfeitable.

            The amounts payable under this Contract are equal to at least the minimums required by any applicable law.

     B13.5 Metropolitan has no obligation to inquire as to the authority of any payee to receive any payments made under this Contract or to inquire into or see to such payee's application of any amounts so paid. Any direction for a withdrawal must be in a form satisfactory to Metropolitan.

     B13.6 All communications under this Contract and any amendment, modification or waiver of this Contract will be in writing. All payments and communications to Metropolitan shall be directed to its Designated Office. Metropolitan will not be deemed to have received a payment or communication until it is received at the Designated Office. Metropolitan may, but need not, establish procedures for certain communications to be received by telephone or by other non-written means. If it does so, such communications will be deemed to have been received when actually received in accordance with such procedures.

     B13.7 Notwithstanding any provision in this Contract to the contrary, Metropolitan reserves the right to defer determination, payment or application of any amount received or payable under this Contract in the event that the New York Stock Exchange is closed (other than customary weekend and holiday closings), or an emergency exists making disposal or valuation of assets in the Separate Account not reasonably practicable or the Securities and Exchange Commission determines that securities trading is restricted or permits such deferral.

     B13.8 The sole responsibility to any Organization, Participant-Owner is to serve as party to this Contract pursuant to the terms of the Metropolitan Group Annuity Contracts Trust. The Contractholder will have no responsibility to any Employer, Participant-Owner, Annuitant or beneficiary. Any obligations arising out of this Contract with respect to such persons will be Metropolitan's.

Form G. 2444G-2                      (32)
                              (April 14 , 1989)

  B13.9 This Contract is intended to qualify as an Individual Retirement Annuity as described in Section 408(b) of the Code. Metropolitan will interpret and administer the Contract as required by the Code and applicable Treasury Regulations. Metropolitan may amend this Contract and take other actions, including refund of payments, without the Participant-Owner's consent if necessary to keep it qualified.

  B13.10 This Contract will cease upon Metropolitan's fulfillment of all its duties and obligations hereunder.

Form G.2444G                         (33)

Section B14. Annuity Purchase Rates

          (a)  Life Annuity Form

Under this form of annuity Metropolitan will make monthly payments to the Annuitant from the commencement date of the annuity, if the Annuitant is then living, to the date of the last payment before the Annuitant's death. No payments will be made after the Annuitant's death.


     Annuitant's Exact
     Age on Date of           Monthly Annuity Payment
     Purchase of Annuity      per $1,000 of Consideration
     -------------------      ---------------------------
                                   Male       Female
                                   ----       ------
                55                 $4.02      $3.69
                56                  4.09       3.75
                57                  4.16       3.81
                58                  4.24       3.87
                59                  4.32       3.93
                60                  4.40       4.00
                61                  4.49       4.07
                62                  4.58       4.14
                63                  4.68       4.22
                64                  4.79       4.31
                65                  4.90       4.40
                66                  5.02       4.49
                67                  5.15       4.60
                68                  5.29       4.71
                69                  5.44       4.82
                70                  5.59       4.94

On request Metropolitan will furnish rates not shown above.

Metropolitan's rates are sex distinct.

Form G.2444G                         (34)

              (b) Joint and Survivor Life Annuity Form

Under this form of annuity, Metropolitan will make monthly payments from the commencement date of the annuity, if both Annuitants are then living, to the date of the last payment before the death of the second to die of the Annuitants. Annuity payments provided during the primary Annuitant's lifetime are payable to the primary Annuitant; any annuity payments provided after the primary Annuitant's death are payable to the survivor Annuitant. Annuity payments due to the survivor Annuitant are a specified percentage, not greater than 100%, of the annuity payments due to the primary Annuitant. No payments will be made after the death of the survivor Annuitant.

                                Monthly Annuity Payment to Male Primary Annuitant
                                per $1,000 of Consideration if Percentage of
Annuitants' Exact               Monthly Annuity Payment Payable to Survivor
Ages on Date of                                   Annuitant is:
                                ---------------------------------------------------
Purchase of Annuity*                 50%        66 2/3%          75%         100%
-------------------                 ----        -------         ----        -----
     55 M and 60 F                  $3.76          $3.67        $3.62        $3.49
     60 M and 55 F                   3.92           3.76         3.68         3.44
     60 M and 60 F                   4.00           3.87         3.80         3.60
     60 M and 65 F                   4.07           3.96         3.91         3.74

     65 M and 60 F                   4.29           4.09         3.99         3.68
     65 M and 65 F                   4.38           4.21         4.12         3.86

     70 M and 65 F                   4.79           4.52         4.38         3.98
     70 M and 70 F                   4.92           4.69         4.58         4.24

     * In each pair of ages, the first age is the primary Annuitant's age and the second age is the survivor Annuitant's age. The suffix "M" denotes a male age, the suffix "F" denotes a female age.

On request Metropolitan will furnish rates not shown above.

Metropolitan's rates are sex distinct.

Form G.2444G                         (35)

          (c) Term Certain and Life Annuity Form

Under this form of annuity Metropolitan will make monthly payments from the commencement date of the annuity, if the Annuitant is then living, to the date of the last payment before the later of (i) the Annuitant's death, and (ii) the expiration of the term certain period. Annuity payments during the Annuitant's lifetime are payable to the Annuitant; any annuity payments due after the Annuitant's death are payable to the Annuitant's beneficiary, except that if the beneficiary is not a natural person, then in lieu of the payment of monthly annuity payments to the beneficiary the commuted value of such annuity payments will be paid to the beneficiary. If the beneficiary is a natural person and if neither the Annuitant nor his or her beneficiary is living at the time an annuity payment is due, the commuted value of the annuity payments due will be paid to (i) the Annuitant's executors or administrators in case the Annuitant died after his or her beneficiary, or (ii) the beneficiary's executors or administrators in case the beneficiary died after the Annuitant. The commuted value of annuity payments will be calculated at the interest rate used to determine the annuity purchase rates for the annuity purchased.

No commuted value of annuity payments is payable except under the circumstances specified above.

Annuitant's Exact               Monthly Annuity Payment per $1,000 of Con-
Age on Date of                  sideration if Term Certain Period is:
                                -------------------------------------------
Purchase of Annuity*            10 Years        15 Years       20 Years
-----------------------         --------        --------       ------------
   55 M and 50 F                $3.98           $3.94          $3.87
   56 M and 51 F                 4.05            4.00           3.93
   57 M and 52 F                 4.12            4.06           3.98
   58 M and 53 F                 4.19            4.13           4.04
   59 M and 54 F                 4.26            4.19           4.10
   60 M and 55 F                 4.34            4.26           4.15

   61 M and 56 F                 4.42            4.34           4.21
   62 M and 57 F                 4.51            4.41           4.28
   63 M and 58 F                 4.60            4.49           4.34
   64 M and 59 F                 4.70            4.57           4.40
   65 M and 60 F                 4.80            4.66

   66 M and 61 F                 4.90            4.75
   67 M and 62 F                 5.02            4.84
   68 M and 63 F                 5.13            4.93
   69 M and 64 F                 5.26            5.03
   70 M and 65 F                 5.39            5.12

     * In each pair of ages, the first age is the primary Annuitant's age and the second age is the survivor Annuitant's age. The suffix "M" denotes a male age, the suffix "F" denotes a female age.

On request Metropolitan will furnish rates not shown above.

Metropolitan's rates are sex distinct.

Form G.2444G                         (36)

          (d)  Term Certain Annuity Form

Under this form of annuity, Metropolitan will make monthly payments from the commencement date of the annuity to the date of the last payment before the expiration of the term certain period. The term certain period must be at least 5 years. Annuity payments provided during the Annuitant's lifetime are payable to the Annuitant; any annuity payments provided after the Annuitant's death are payable to the Annuitant's beneficiary, except that if the beneficiary is not a natural person, then in lieu of the payment of monthly annuity payments to the beneficiary the commuted value of such annuity payments will be paid to the beneficiary. If the beneficiary is a natural person and if neither the Annuitant nor his or her beneficiary is living at the time annuity payments are due, the commuted value of those annuity payments will be paid to (i) the Annuitant's executors or administrators in case the Annuitant died after his or her beneficiary, or (ii) the beneficiary's executors or administrators in case the beneficiary died after the Annuitant. The commuted value of annuity payments will be calculated at the interest rate used to determine the annuity purchase rates for the annuity purchased.

No commuted value of annuity payments is payable except under the circumstances specified above.

                 Monthly Annuity Payment per $1,000 of Con-
                 sideration if Term Certain Period is:
                 -------------------------------------
                 10 Years      15 Years       20 Years
                 --------      --------       --------
                 $9.37         $6.70          $5.37

On request Metropolitan will furnish rates not shown above.

Form G.2444G                         (37)

Section A14. Annuity Purchase Rates

          (a)  Life Annuity Form

Under this form of annuity Metropolitan will make monthly payments to the Annuitant from the commencement date of the annuity, if the Annuitant is then living, to the date of the last payment before the Annuitant's death. No payments will be made after the Annuitant's death.

     Annuitant 's Exact
     Age on Date of                Monthly Annuity Payment
     Purchase of Annuity           per $1,000 of Consideration
     -------------------           --------------------------
                                        Male         Female
                                        ----         ------
            55                          $4.02        $3.69
            56                           4.09         3.75
            57                           4.16         3.81
            58                           4.24         3.87
            59                           4.32         3.93
            60                           4.40         4.00
            61                           4.49         4.07
            62                           4.58         4.14
            63                           4.68         4.22
            64                           4.79         4.31
            65                           4.90         4.40
            66                           5.02         4.49
            67                           5.15         4.60
            68                           5.29         4.71
            69                           5.44         4.82
            70                           5.59         4.94

On request Metropolitan will furnish rates not shown above.

Metropolitan's rates are sex distinct.

Form G.2444G                         (16)